UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 21, 2012

ACE LIMITED

(Exact name of registrant as specified in its charter)

Switzerland	1-11778	98-0091805
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Baerengasse 32

CH-8001 Zurich, Switzerland

(Address of principal executive offices)

Registrant’s telephone number, including area code: +41 (0)43 456 76 00

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 21, 2012, ACE Limited (“ACE”) entered into amendments (each an “Amendment”) to its letter of credit facility agreements dated as of November 18, 2010 (each an “LOC Agreement”) with ING Bank N.V., Lloyds TSB Bank plc, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and The Royal Bank of Scotland plc (collectively the “LOC Banks”).

Pursuant to the Amendments, the aggregate amount of letters of credit (“LOCs”) permitted to be issued under the LOC Agreements for the account of ACE or any wholly-owned subsidiary thereof increased from $400 million to $425 million. In addition, the Amendments extended (x) the availability period during which the LOC Banks are committed to issue LOCs from December 31, 2014 to December 31, 2016 and (y) the final permitted expiration date for LOCs from December 31, 2015 to December 31, 2017. ACE expects that most LOCs issued under the LOC Agreements will be used to support the ongoing Funds at Lloyd’s requirements of certain affiliates of ACE, but LOCs also may be used for other general corporate purposes.

Concurrently with the effectiveness of the Amendments, the LOC Banks released two wholly-owned subsidiaries of ACE (ACE Bermuda Insurance Ltd. and ACE Tempest Reinsurance Ltd.) from their guarantees of ACE’s obligations under the LOC Agreements. The obligations of ACE under the LOC Agreements currently are unsecured, but ACE may voluntarily provide cash or specified marketable securities as collateral (“Collateral”) to reduce the pricing under the LOC Agreements. In addition, an LOC Bank may require ACE to provide Collateral if (i) ACE’s rating falls below a specified level, (ii) the amount of the outstanding LOCs under an LOC Agreement exceeds the amount of the relevant LOC Bank’s commitment thereunder due to currency fluctuations, (iii) an event of default occurs or (iv) certain LOCs are not renewed past a specified date.

The covenants in the LOC Agreements continue to be substantially similar to the covenants in other ACE group credit facilities. The covenants include limitations on liens, substantial asset sales and mergers (subject to customary exceptions and thresholds).

The LOC Agreements also contain financial covenants that require maintenance of:

(i) a minimum consolidated net worth of not less than $17,486,776,000 (subject to an annual reset provision) plus 25 percent of cumulative net income from June 30, 2012, plus 50 percent of the net proceeds of any issuance of equity interests subsequent to June 30, 2012; and

(ii) a ratio of consolidated total debt (excluding trust preferred securities and mezzanine capital to the extent not exceeding 15 percent of total capitalization) to total capitalization of not greater than 0.35 to 1.

In addition, the LOC Agreements have customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control and cross-default to other debt and credit agreements.

Under each LOC Agreement, ACE pays a letter of credit commission on the amount of the outstanding LOCs issued by the relevant LOC Bank and a commitment fee on the unused portion of the commitment of such LOC Bank, in each case based upon ACE’s long-term foreign issuer credit rating (or its equivalent) by S&P or Moody’s (except that the letter of credit commission is reduced if ACE provides Collateral for outstanding LOCs) and pays such LOC Bank’s customary administrative charges in connection with each LOC. ACE also paid each LOC Bank a customary upfront fee in connection with its Amendment.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACE LIMITED

By:	/s/ Paul B. Medini
Paul B. Medini
Chief Accounting Officer

DATE: November 28, 2012